EXHIBIT 10.1

FORM OF

WARRANT MODIFICATION AGREEMENT

This WARRANT MODIFICATION AGREEMENT (the “Agreement”), dated as of November 14, 2005 (the “Effective Date”), is made pursuant to the terms of the Warrant Agreement and Form of Warrant, dated as of                     , 200  , (as supplemented or amended to the date of this Agreement, the “Warrant Agreement”), and is entered into by and between Flag Financial Corporation, a Georgia corporation (“Company”), and                      (the “Holder”).

WHEREAS, the Company has entered into an Agreement and Plan of Merger pursuant to which the Company will merge with First Capital Bancorp, Inc. with the Company being the surviving corporation (the “Merger”);

WHEREAS, in connection with the Merger, the Company has proposed to raise at least $5,000,000 in new capital through the exercise of the outstanding Warrants by the Warrant Holders;

WHEREAS, in order to induce the Warrant Holders (including the Holder) to forfeit their rights to exercise the Warrants for the remaining term until the respective expiration dates and to exercise the Warrants on or prior to November 14, 2005 (“Term Forfeiture”), the Company proposes to amend and reduce the exercise prices of the Warrants to the amounts as set forth below in this Agreement (the “Price Adjustments,” and, together with Term Forfeiture, the “Warrant Adjustments”);

WHEREAS, the Board of Director of the Company and a special committee of the Board of Directors of the Company have both determined that the Warrant Adjustments were in the best interests of the Company and its shareholders;

WHEREAS, the Company and the Holder desire to amend certain terms of the Warrant Agreement by means of this Agreement to reflect the Warrant Adjustments; and

WHEREAS, pursuant to the terms of Section 14 of the Warrant Agreement, the Company and the Holder have the power to amend and modify the terms of the Warrant Agreement.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

SECTION 1. Definitions; Interpretation. Unless otherwise defined herein, all capitalized terms used herein and defined in the Warrant Agreement shall have the respective meanings given to those terms in the Warrant Agreement. Other rules of construction set forth in the Warrant Agreement, to the extent not inconsistent with this Agreement, apply to this Agreement and are hereby incorporated by reference.

SECTION 2. Amendment to Warrant Agreement and Warrant Certificate(s). The Company and the Holder hereby agree as follows:

(a)	Section 4 of the Warrant Agreement shall be amended and restated to read in its entirety as follows:

“SECTION 4. Duration and Exercise of Warrants. The Warrants shall expire at 5:01 p.m. Atlanta time on November 14, 2005 (such date of expiration being herein referred to as the “Expiration Date”). The Holder agrees to exercise all of his Warrants effective at 5:00 p.m. Atlanta time on the Expiration Date. After 5:01 p.m. Atlanta time on the Expiration Date, unexercised Warrants will become wholly void and of no value.

In connection with the exercise of the Warrants, the Holder agrees to surrender to the Company the Warrant Certificate evidencing his Warrants, with the form of exercise attached hereto as Exhibit B (the “Exercise Notice”) duly completed and signed, and to pay the Exercise Price in lawful money of the United States of America by certified or official bank check payable to the order of the Company on or prior to November 10, 2005. The Exercise Price and the number of shares of Common Stock purchasable upon exercise of a Warrant shall be subject to adjustment as provided in Section 9. Except as provided in Section 9, no adjustment shall be made for any cash dividends or other distributions on or in respect of the Common Stock or other securities purchasable upon the exercise of a Warrant.

Upon surrender of a Warrant Certificate and payment of the Exercise Price at the time in effect hereunder in cash or other immediately available funds, the Company shall thereupon promptly cause to be issued and shall deliver to or upon such Holder a certificate for the Common Stock issuable upon the exercise of each Warrant evidenced by such Warrant Certificate. Such certificate shall be deemed to have been issued and such Holder shall be deemed to have become a holder of record of such shares of Common Stock (a “Shareholder”) as of the date of the surrender of such Warrant Certificate and payment of the Exercise Price.

All shares of Common Stock issued upon exercise of the Warrants shall be duly and validly authorized and issued, fully-paid and non-assessable, free and clear of all liens, claims, charges or encumbrances created by or through the Company.”

(b)	Section 5 of the Warrant Agreement shall be amended and restated to read in its entirety as follows:

“SECTION 5. Exercise Price. The Exercise Price for Warrants issued hereunder shall be                      per share of Common Stock and such initial exercise price shall be subject to adjustment as provided in Section 9 hereof.”

(c)	The Warrant Certificate(s) evidencing all of the Warrants of the Holder and issued under the Warrant Agreement shall be amended automatically by virtue of this Agreement to the extent that all references to the Expiration Date therein shall be the effective date of the Merger.

3. Effect of Agreement. This Agreement shall become effective upon the Effective Date, subject to and contingent upon the right of the Company to terminate this Agreement and the Warrant Adjustments if the Company elects to terminate the Merger Agreement. Subject to the foregoing sentence, on and after the Effective Date, each reference to the Warrant Agreement shall mean such Warrant Agreement as amended by this Agreement.

4. Full Force and Effect of Warrant Agreement. Except as explicitly amended above, the Warrant Agreement together with its exhibits and attachments thereto shall remain in full force and effect.

5. Headings. Headings in this Agreement are for convenience of reference only and are not part of the substance hereof.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without reference to conflicts of law rules.

7. Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all of the parties hereto shall be deemed to constitute a complete, executed original for all purposes.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:	FLAG FINANCIAL CORPORATION
a Georgia corporation

	By:	/s/ J. Daniel Speight
	Name:	J. Daniel Speight
	Title:	Chief Financial Officer

HOLDER:
Print Name: